Exhibit 99.1

          iBasis Reports Record Revenue, Margin and Traffic Volume for
                              Second Quarter 2005;
        Company Achieves Positive Cash Flow and Strengthens Balance Sheet

    BURLINGTON, Mass.--(BUSINESS WIRE)--July 27, 2005--iBasis, Inc. (OTCBB:IBAS), a leader in international long distance, VoIP, and prepaid calling cards, today announced results for the second quarter ended June 30, 2005.
    Revenue for the second quarter of 2005 was $94.6 million, compared to $61.2 million for the second quarter of 2004. Net loss for the second quarter of 2005 was $0.8 million, or $(0.01) per share, compared to net loss for the second quarter of 2004 of $5.9 million, or $(0.13) per share. The net loss for the second quarter 2005 included debt conversion premiums and foreign exchange losses totaling $1.0 million. The net loss for the second quarter 2004 included $2.5 million in refinancing-related charges and foreign exchange losses.

    Highlights of the second quarter include:

    --  Achieved positive cash flow of $1 million;

    -- Converted $12.3 million of bond debt to equity in June, and subsequently converted an additional $19.9 million of bond debt to equity in July;

    --  Achieved eighth consecutive quarter of revenue growth;

    --  Increased overall revenue 55% over Q2 2004 and 7% over Q1
        2005; and

    -- Increased gross margin in Retail business to 20% of Retail revenue.

    "In large part we maintained the gains from our tremendous first quarter and posted another quarter with positive cash flow," said Ofer Gneezy, president and CEO of iBasis. "Revenue and gross margin dollars advanced from the first quarter, offset by higher operating expenses.
    "In our Trading business, we achieved good revenue growth but experienced margin pressure from a decline in traffic originating in China. We continued to build on our leadership position in the market, adding 39 new customers during the quarter. We also continued to expand our presence in the fast-growing consumer VoIP segment where we now have 16 voice-over-broadband providers as wholesale trading customers, including market leaders Skype and Yahoo BB.
    "In our Retail business, we improved gross margin by 28% over Q1 in dollar terms, reaching 20% of retail revenue, up from 15% in Q1. Towards the end of Q2 and into Q3 we introduced a number of new cards with more aggressive pricing. We expect that as these newer cards gain traction in the market we will resume revenue growth while possibly giving back some percentage points of margin.
    "We are particularly excited that through our efforts during and subsequent to the quarter we have achieved a monumental milestone in eliminating our secured bond debt entirely and reducing our overall long-term debt to approximately $34 million, which is less than our cash and short-term investments at the end of Q2. We will also save $2.5 million in future annual interest payments. Primarily as a result of the bond conversions during the second quarter, we reduced the deficit in stockholder's equity to $11 million. The subsequent debt conversions in Q3 added approximately $19 million to stockholder's equity."

Quarterly Results of Trading and Retail Businesses

  ($ in millions)                 Trading        Retail      Total
----------------------------------------------------------------------
Revenue                           $77.7          $16.9       $94.6
----------------------------------------------------------------------
Gross Margin (A)                  $ 9.3          $ 3.4       $12.7
----------------------------------------------------------------------
Gross Margin %                     11.9%          20.4%       13.4%

(A) Net revenue less Data Communications and Telecommunications costs.

    Key Indicators

    Minutes of use on The iBasis Network(TM) in the second quarter 2005 were 1.79 billion minutes, a 61% increase over the 1.11 billion minutes carried in the second quarter 2004, and a 2% increase over the
1.76 billion minutes in the first quarter 2005. Average revenue per minute increased to 5.3 cents per minute in the second quarter 2005, up from 5.0 cents per minutes in the first quarter 2005. Average revenue per minute is based on our reported net revenue divided by the minutes of traffic for the applicable period.
    iBasis ended the second quarter of 2005 with $42.6 million in cash and short-term investments compared to $41.6 million at the end of the first quarter 2005. The total increase in cash and short-term investments during the quarter of $1.0 million included cash provided by operations of $2.7 million, less cash for capital expenditures of $1.1 million and less cash used for financing activities of $0.6 million. Cash used in financing activities primarily consisted of $0.5 million for debt conversion premium payments.

    Operational Milestones

    Overseas-originated calls accounted for 48% of revenue in the second quarter of 2005, compared to 47% in the first quarter 2005. iBasis ended the second quarter with 348 wholesale trading customers, up from 309 at the end of Q1 2005. New customers announced during the quarter included African carriers Globacom and Econet, Pakistani carrier Callmate Telips, and Australian carrier Telecorp.
    During the quarter the Company announced the expansion of its DirectVoIP(TM) Broadband regionalized global architecture, adding to its facility in London to meet growing demand for VoIP services in Europe. This expansion offers VoIP service providers in Europe fast and secure IP interconnections to the iBasis global VoIP network through the London facility to enable high quality international voice services for consumer and corporate customers.
    Also, during the quarter iBasis announced that for the fourth year in a row it has been ranked by carriers as the world's best international wholesale carrier in the 2005 Global Wholesale Carrier Report Card, the industry reference survey published annually by independent telecommunications research and advisory firm ATLANTIC-ACM.

    Debt Refinancing

    During the second quarter the Company reduced its long term debt by converting $12.3 million in bond debt to approximately 6.6 million shares of iBasis common stock, at the $1.85 per share conversion price, through negotiated agreements with noteholders and through voluntary conversions. The negotiated conversions consisted of $9.1 million of the Company's 8% Secured Convertible Notes due 2007 and $2 million of its 6 3/4% Convertible Subordinated Notes due 2009. In addition, approximately $1.2 million of 6 3/4% Convertible Subordinated Notes were converted to equity at the $1.85 per share conversion price, in separate voluntary transactions. The Company paid premiums to encourage early conversion in the amount of $661,000 in stock and cash, which were charged to results of operations in Q2 2005.
    In July, the Company announced the conversion of the remaining $19.9 million of its 8% Secured Convertible Notes due 2007 to approximately 10.8 million shares of iBasis common stock, at the $1.85 per share conversion price, through negotiated agreements with noteholders. To encourage early conversion the Company paid approximately $1.2 million in cash premiums, which will be charged to operations in Q3 2005.
    Year to date, iBasis has converted $32.4 million of bond debt, reducing its long-term bond debt to approximately $33 million. The overall reduction in the Company's debt adds approximately $30 million to stockholder's equity and results in total annual savings of approximately $2.5 million on future interest payments. Future annual interest payments now stand at approximately $2.2 million.

    Guidance

    The following statements are forward-looking and actual results may differ materially due to factors noted below, among others. The information provided in this financial outlook is as of July 27, 2005, and supersedes all previous guidance.

    The Company believes that in 2005 it will:

    --  achieve 40 to 50% year-over-year revenue growth;

    --  achieve positive net income for the year; and

    --  be cash flow positive for 2005.

    Planned cash expenditures for 2005 include $7 to $8 million in capital asset investments.

    About iBasis

    Founded in 1996, iBasis (OTCBB:IBAS) is a leading wholesale carrier of international long distance telephone calls and a provider of retail prepaid calling services, including the Pingo(TM) web-based offering (www.pingo.com) and disposable calling cards, which are sold through major distributors and available at retail stores throughout the U.S. iBasis customers include many of the largest telecommunications carriers in the world, including AT&T, Cable & Wireless, China Mobile, China Unicom, MCI, Sprint, Skype, and Telefonica. iBasis carried approximately 5 billion minutes of international voice over IP (VoIP) traffic in 2004, and is one of the ten largest carriers of international voice traffic in the world(1). For four consecutive years service providers named iBasis the best international wholesale carrier in ATLANTIC-ACM's annual International Wholesale Carrier Report Card(2). iBasis was also ranked among the fastest-growing technology companies in New England in the 2002, 2003, and 2004 Technology Fast 50 programs sponsored by Deloitte & Touche. The Company can be reached at its worldwide headquarters in Burlington, Massachusetts, USA at 781-505-7500 or on the Internet at www.ibasis.com.

    iBasis is a registered mark, The iBasis Network and Pingo are trademarks of iBasis, Inc. All other trademarks are the property of their respective owners.

    Except for historical information, all of the expectations, projections and assumptions contained in the foregoing press release, including those relating to the company's current expectations regarding revenue growth, sources of revenue, margin improvement, and future capital expenditures, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. Important factors that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, (i) the extent of adoption of the company's services and the timing and amount of revenue and margin generated by these services; (ii) fluctuations in the market for and pricing of these services; and (iii) the other considerations described as "Risk Factors" in iBasis' most recent Forms 10-K and 10-Q, and the company's other SEC filings. We have no current intention to update any forward-looking statements.

    Use of Non-GAAP Financial Data

    The Company provides certain financial data in addition to providing financial results in accordance with GAAP. This data is not in accordance with, or an alternative to GAAP, and may be different from Non-GAAP financial data used by other companies. This Non-GAAP financial data includes average revenue per minute, which the Company believes provides useful information, to both its management and investors, about the Company's current performance.

    (1)Telegeography 2005 data compared with iBasis 2004 traffic volume.

    (2)ATLANTIC-ACM International Wholesale Carrier Report Card -
2002, 2003, 2004, & 2005.


                             iBasis, Inc.
                 Condensed Consolidated Balance Sheets
                            (In thousands)



                                                 June 30,     Dec. 31,
                                                    2005         2004
                                                ---------    ---------
                                                     (Unaudited)
                     Assets

Cash, cash equivalents and short-term
 investments                                    $ 42,617     $ 38,825
Accounts receivable, net                          39,673       34,133
Prepaid expenses and other current assets          2,825        2,420
Property and equipment, net                       11,852       11,861
Deferred debt financing costs, net                   155          177
Other assets                                         374          360
                                                ---------    ---------

    Total assets                                $ 97,496     $ 87,776
                                                =========    =========

     Liabilities and Stockholders' Deficit

Accounts payable                                $ 26,399     $ 24,340
Accrued expenses                                  18,419       12,186
Deferred revenue                                   7,441        6,303
Current portion of long term debt                 20,873        1,775
Long term debt, net of current portion            34,163       65,933
Other long term liabilities                        1,079        1,132
                                                ---------    ---------

    Total liabilities                            108,374      111,669
Stockholders' deficit                            (10,878)     (23,893)
                                                ---------    ---------

    Total liabilities and stockholders' deficit $ 97,496     $ 87,776
                                                =========    =========


                             iBasis, Inc.
            Condensed Consolidated Statements of Operations
                 (In thousands, except per share data)


                                                  Three Months Ended
                                                        June 30,
                                                  --------------------
                                                      2005      2004
                                                  ---------  ---------
                                                       (Unaudited)

Net revenue                                       $ 94,581   $ 61,175

Cost and operating expenses:
     Data communications and telecommunications
      (excluding depreciation and amortization)     81,874     52,066
     Research and development                        3,126      3,542
     Selling and marketing                           2,866      2,131
     General and administrative                      3,746      3,161
     Depreciation and amortization                   1,726      2,787

                                                  ---------  ---------
       Total costs and operating expenses           93,338     63,687
                                                  ---------  ---------

Income (loss) from operations                        1,243     (2,512)

     Interest expense, net                            (862)      (795)
     Other expenses, net                              (140)       (66)
     Foreign exchange loss                            (347)      (105)
     Debt conversion premium                          (661)       ---
     Refinancing-related charges:
        Transaction costs                              ---     (1,954)
        Additional interest expense, net               ---       (481)

                                                  ---------  ---------
Net loss                                          $   (767)  $ (5,913)
                                                  =========  =========

Net loss per share:
  Basic                                           $  (0.01)  $  (0.13)
  Diluted                                         $  (0.01)  $  (0.13)

Weighted average common shares outstanding:
  Basic                                             65,994     46,287
  Diluted                                           65,994     46,287


                             iBasis, Inc.
            Condensed Consolidated Statements of Operations
                 (In thousands, except per share data)


                                                    Six Months Ended
                                                         June 30,
                                                  --------------------
                                                     2005       2004
                                                  ---------  ---------

                                                       (Unaudited)

Net revenue                                       $183,253   $118,183

Cost and operating expenses:
     Data communications and telecommunications
      (excluding depreciation and amortization)    158,175    100,656
     Research and development                        6,258      7,080
     Selling and marketing                           5,593      4,132
     General and administrative                      7,059      6,299
     Depreciation and amortization                   3,446      6,311
                                                  ---------  ---------
       Total costs and operating expenses          180,531    124,478
                                                  ---------  ---------

Income (loss) from operations                        2,722     (6,295)

     Interest expense, net                          (1,898)    (1,520)
     Other expenses, net                              (160)       (85)
     Foreign exchange gain (loss)                     (580)        80
     Loss on non-marketable long-term security         ---     (5,000)
     Debt conversion premium                          (661)       ---
     Refinancing-related charges:
        Transaction costs                              ---     (1,954)
        Additional interest, net                       ---       (481)

                                                  ---------  ---------
Net loss                                          $   (577)  $(15,255)
                                                  =========  =========

Net loss per share:
  Basic                                           $  (0.01)  $  (0.33)
  Diluted                                         $  (0.01)  $  (0.33)

Weighted average common shares outstanding:
  Basic                                             65,488     45,674
  Diluted                                           65,488     45,674

    CONTACT: iBasis, Inc.
             Media:
             Chris Ward, 781-505-7557
             cward@ibasis.net
             or
             Investors:
             Richard Tennant, 781-505-7409
             ir@ibasis.net